Exhibit 10.53
August 24, 2016
Sebastian Deschler
TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

Re: Severance Protections and Compensation Terms

Dear Mr. Deschler:

TerraForm Power, Inc. (“TerraForm”) has selected you to receive special protections to encourage you to remain employed by SunEdison, Inc. or a subsidiary thereof (together, “SunEdison”) or, as may become applicable, TerraForm or a subsidiary thereof. This letter sets forth our agreement with respect to (i) TerraForm’s agreement to employ you at-will if your employment with SunEdison is terminated under certain circumstances, (ii) the severance protections that TerraForm will provide for you if you become its employee, (iii) salary compensation with respect to 2016 that TerraForm will provide to you should you cease employment with SunEdison and become a TerraForm employee, and (iv) bonus compensation effective January 1, 2016 that TerraForm will provide to you regardless of whether you remain employed with SunEdison or become employed with TerraForm at any time. “Cause” and other capitalized terms used but not defined herein have the meanings assigned to them in the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan.

1. Your Employment and Severance Protection
(a)     SunEdison Termination. If, prior to the first anniversary of the date of this letter agreement, SunEdison terminates your employment without Cause or you resign from SunEdison for Good Reason, TerraForm shall offer you employment as of the effective date of such termination and your employment shall be transferred to TerraForm as of that date, provided you consent to such transfer. Such employment shall be at-will, and pursuant to the terms set forth in Section 2 below. For purposes of this letter, “Good Reason” means (i) any action by the company that then employs you that results in a material adverse change in your reporting relationship, authority, duties or responsibilities; provided, however, that the fact that your employer has become a subsidiary of another company or that the securities of your employer are no longer publicly traded, shall not be taken into account when determining whether a material adverse change in your authority, duties or responsibilities has occurred; (ii) any material reduction in your base salary or any materially adverse change in the percentage of your base salary used to determine your annual bonus opportunity (where a “material reduction” or “materially adverse change” would be a reduction of the relevant compensation or percentage by 10% or more); or (iii) your employer requires you to be based (excluding temporary assignments and business travel) at any office or location that is more than 50 miles distant from your base office or work location immediately prior to relocation, except if such new location is closer to your residence at the time such requirement is imposed. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) you give your employer the notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected within 30 days of your employer’s receipt of such notice and (z) the date of termination occurs within 30 days following the end of the correction period if the Good Reason has not been corrected.

(b)    TerraForm Severance and Effect of Transfer. If, with your consent, your employment is transferred to or you otherwise accept a position with TerraForm, you will not be eligible to receive any severance payment or benefit from TerraForm except as provided in Section 2(a) below. Notwithstanding the foregoing, however, if your employment is transferred pursuant to Section 1(a) above or you otherwise commence employment with TerraForm and you are later terminated without Cause or you resign from TerraForm for Good Reason or you die (each, an “Eligible Termination Event”), you will be eligible for the following severance benefits from TerraForm (the “TerraForm Severance”), in each case subject to your satisfying the requirements in Section 1(c) below.
(1)Cash severance equal to one year of your base salary in effect as of the Eligible Termination Event, payable in one lump sum in accordance with TerraForm’s payroll procedures, as provided in Section 1(c) below; and

(2)A lump-sum payment equal to 12 months of COBRA health premiums.

(c)Required Release; Payment Timing. TerraForm’s obligation to pay the TerraForm Severance is subject to your (i) signing a separation and release of claims agreement (the “TerraForm Release”) with reasonable and customary terms (which shall include, without limitation, a release of claims in favor of TerraForm and its affiliates, confirmation of your continued compliance with restrictive covenants in effect on the date of termination, and reasonable post-employment cooperation obligations), substantially in a form to be provided by TerraForm (and subject to your agreement as to the form, which agreement cannot be unreasonably withheld) within 30 days following your signing this letter and then to be attached hereto as Exhibit B, which TerraForm Release becomes enforceable within 60 days (or such shorter period as the release then specifies) following the date of termination, and (ii) meeting in all material respects your obligations under any restrictive covenants agreements in effect between you and TerraForm and, to the extent benefiting TerraForm, any such agreements in effect between you and SunEdison or any other TerraForm affiliate. The TerraForm Severance shall be payable on the next regular payroll date following the date the TerraForm Release becomes effective and enforceable, provided that if the 60 day period for providing an enforceable release extends into a calendar year subsequent to the year containing the date of termination, payment shall be made no earlier than the first business day of such subsequent year.
(d)No Impact on Retention Letter or Accelerated Vesting Letters. For the avoidance of doubt, this letter agreement and TerraForm’s commitments hereunder are separate from, and in addition to, any commitments made to you in the letter from TerraForm to you dated April 7, 2016 (the “Retention Letter”) and the letters from TerraForm Power, Inc. and TerraForm Global, Inc. dated as of July 5, 2016 granting you certain additional rights under any Restricted Stock Award Agreement or Restricted Stock Unit Agreement you may have (the “Accelerated Vesting Letters”), and no payments made or to be made to you pursuant to the Retention Letter or any accelerated vesting under the Accelerated Vesting Letters shall be considered part of any TerraForm Severance or otherwise reduce any payments due to you hereunder.

2.	Compensation from TerraForm

(a)Salary. TerraForm will provide you the salary for 2016 described in this Section 2(a) if and when you become its employee and cease to be employed by SunEdison. Unless and until you become a TerraForm employee, TerraForm will have no obligation to provide the salary set forth below, and you will receive your salary under your arrangements with SunEdison. If and when you become a TerraForm employee, your base salary will be $11,180.24 per bi-weekly period, payable in accordance with TerraForm’s standard payroll practices (currently bi-weekly) and subject to all appropriate withholdings, and annualizing to $290,686.16. If, at the time you become a TerraForm employee, SunEdison has failed to make any salary payments for 2016 owed to you with respect to your employment with SunEdison or has failed to reimburse any expenses that are consistent with its expense reimbursement policies (and does not make such payments in its final paycheck for you), TerraForm will pay any such outstanding amount in a single additional payment within the first two pay periods following your becoming a TerraForm employee (or, for expenses, as soon thereafter as you have submitted any required substantiation).

(b)Bonus.

(i)    Basic and Enhanced Bonus. Regardless of whether you remain employed by SunEdison or become an employee of TerraForm, you will be eligible to participate in an annual variable incentive plan of TerraForm effective as of January 1, 2016 (the “VIP”). The target amount under the VIP for your position is 75% of your base salary, with a minimum, assuming at least minimum performance relative to objectives is achieved, of 50% and a maximum of 100% of your base salary, depending on the extent target level performance is achieved. For 2016, you will be eligible for an additional bonus (the “Bonus Enhancement”) with a target amount of 12.5% of your base salary, and a maximum of 25% of your base salary, based on performance relative to objectives. Payments under the VIP and the Bonus Enhancement are dependent upon a combination of TerraForm’s financial performance and your personal performance (with the details to be set forth on an Exhibit C that will be attached hereto within 30 days following your signing this letter) and will be made to you by TerraForm. Payments under the VIP and the Bonus Enhancement will also be subject to approval by TerraForm’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”). The Committee (or the Board if it chooses to act) will have the discretion to determine whether you have achieved the TerraForm key objectives and your personal objectives in your performance for 2016. TerraForm expects to continue comparable bonus arrangements in 2017.

(ii)    Bonus Offsets and Timing Rules. The VIP and the Bonus Enhancement will be calculated based on the sum of (x) your base salary from SunEdison while you remain its employee and (y) if you become TerraForm’s employee, your base salary from TerraForm. Any amounts due by TerraForm to you under Section 2(b)(i) will be reduced by payments you receive under the same or similar bonus arrangements at SunEdison for the calendar year 2016. Payments under Section 2(b)(i) will be made to you no later than March 15, 2017.

(iii)    Required Employment and Reservation of Rights. To receive any bonus under Section 2(b)(i), you must remain employed by either SunEdison or TerraForm through the date the bonuses are due to be paid or otherwise as set forth in the applicable bonus policy. TerraForm, acting through its Board or the Committee, reserves the right to change, alter, modify, or delete (each, a “change”) any provisions of Section 2(b) at any time, with or without prior notice, provided that no such change shall take effect until January 1 of the calendar year following that in which it is made.

(c)
Paid Time Off. If your employment is transferred pursuant to Section 1(a) above or you otherwise commence employment with TerraForm, TerraForm will also honor any unused and uncompensated paid time off that remained accrued for you by SunEdison (or is otherwise substantiated as remaining outstanding in the year of termination) at the date you become employed by TerraForm, up to an aggregate of 280 hours (but disregarding any limits on the termination date accruals caused by SunEdison’s bankruptcy filing). TerraForm is in the process of developing its procedures for accrual, caps, and payment with respect to paid time off for its own employees. You will be treated in a manner consistent with the other similarly situated employees under such policies, including reimbursement for paid time off (to the extent accrued as described above) if you do not become employed by TerraForm.

(d)
Benefits. You will be entitled to participate in any and all benefit programs that TerraForm establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. TerraForm will also reimburse you for your two daughters’ school fees in an amount up to $20,000 per year (and will gross-up any such reimbursement amount for taxes withheld on such reimbursements, with a true-up between the parties in the following tax year for any additional or lower amounts actually incurred with respect to the reimbursement) for each daughter, upon receipt of documentation in accordance with TerraForm policy.

3. General Provisions
(a)Not a Contract of Employment; No Assignment. You and TerraForm acknowledge that this letter does not constitute a contract of employment and that your employment continues to be with SunEdison. This letter is personal to you and you will not have any right to transfer (other than to your beneficiaries in case of your death), assign, pledge, alienate or create a lien upon this letter or any rights hereunder. Any payments under this letter are unfunded and unsecured and payable out of the general funds of TerraForm.
(b)Employment by TerraForm Global, Inc. Should you become employed by TerraForm Global, Inc. (“Global”), you and TerraForm agree, and Global also agrees, that this letter agreement will be assigned by TerraForm to Global, and Global shall assume any financial obligations of TerraForm hereunder not already performed by TerraForm.
(c)Amendments and Waivers. Any provision of this letter may be amended or waived but only if the amendment or waiver is in writing and signed by TerraForm (and, in the case of an amendment, by you).
(d)Taxes. Any payments hereunder will be subject to applicable taxes and withholdings.
(e)Section 409A. Any payments made over time are to be treated as a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by your employer in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule. This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, TerraForm makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

(f)Governing Law. The laws of the State of Delaware applicable to agreements to be performed entirely within such State govern all matters arising out of or relating to this letter, including its interpretation, construction, performance and enforcement.
(g)Disability. Your ceasing to be employed by either SunEdison or TerraForm, as may be applicable, as a result of your disability (as defined in your employer’s long-term disability coverage) will be treated for all purposes under this letter as though you had resigned and, where applicable, the resignation was without Good Reason.
(h)Entire Agreement. This letter sets forth the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this letter other than any retention agreements. For the avoidance of doubt, agreements covering you and related to equity compensation from SunEdison, TerraForm or TerraForm Global, Inc. are not superseded by this letter.
(i)Counterparts. This letter may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
* * *
Signatures on Following Page

Very truly yours,

/s/ Peter Blackmore
Peter Blackmore
Interim Chief Executive Officer

Acknowledged and Agreed:

/s/ Sebastian Deschler
Sebastian Deschler

August 25, 2016__________________Date

Acknowledged and Agreed by TerraForm Global, Inc. with respect to Section 3(b) only:

/s/ Peter Blackmore___________
Peter Blackmore
Interim Chief Executive Officer

_______________________________Date